Exhibit 4

NOTICE OF REDEMPTION

B.A.T. International Finance p.l.c.

3.500% Guaranteed Notes due 2022

CUSIP Numbers*: 05530QAL4 / G08820CJ26

Common Code Numbers*: 124848997, 124849578

ISINs*: US05530QAL41/ USG08820CJ26

REDEMPTION DATE: November 8, 2020

NOTICE IS HEREBY GIVEN that in accordance with Section 4 (Redemption) of the 3.500% Guaranteed Notes due 2022 (the “Notes”) issued by B.A.T. International Finance p.l.c., a public limited company incorporated in England and Wales with registration no. 1060930 (the “Company”), and in accordance with Section 6(f) and Section 13 of the fiscal and paying agency agreement, dated as of June 15, 2015 and as amended, supplemented or otherwise modified (the “Fiscal and Paying Agency Agreement”), among the Company, as issuer, British American Tobacco p.l.c., British American Tobacco Holdings (The Netherlands) B.V., B.A.T. Netherlands Finance B.V. and Reynolds American Inc., as guarantors, and Citibank, N.A., London Branch, as fiscal agent, paying agent, transfer agent and registrar, that the Company has decided to redeem on November 8, 2020 (the “Redemption Date”) all of the Notes outstanding on the Redemption Date.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Fiscal and Paying Agency Agreement or the Notes, as applicable.

1.          In accordance with Section 4(b) (Redemption) of the Notes, the redemption price (the “Redemption Price”) will be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of the applicable Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate plus 20 basis points together with, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the Redemption Date.

2.          The Redemption Price shall be calculated by the Independent Investment Banker on the third Business Day preceding the Redemption Date in accordance with the terms of the Notes. Notice of the Redemption Price will be given to the holders of the Notes at least one Business Day prior to the Redemption Date.

3.          Notes to be redeemed must be surrendered to the Fiscal Agent (Citibank, N.A., London Branch) to collect the Redemption Price. Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender of the Notes to be redeemed at the following address:

By Mail, Hand or Express Delivery:
Citibank, N.A., London Branch Citigroup Centre Canada Square Canary Wharf London E14 5LB

4.          The redemption of the Notes is being effected pursuant to Section 4 (Redemption) of the Notes and in accordance with Section 6(f) and Section 13 of the Fiscal and Paying Agency Agreement.

5.          From and after the Redemption Date, the Notes will cease to bear interest, and the only right of the registered holders of the Notes called for redemption is to receive payment of the Redemption Price, unless moneys for such redemption have not been made available as provided herein.

B.A.T. International Finance p.l.c.

Date:  October 6, 2020

*These CUSIP numbers, Common Codes and ISINs are included solely for the convenience of the holders.  Neither the Company nor the Fiscal Agent shall be responsible for the selection or use of any CUSIP number, Common Code or ISIN, nor is any representation made as to its correctness or accuracy on any Note or as referred to in any redemption notice.